CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$14,592,220	$1,695.62

October 2014

Pricing Supplement No. 2998

Registration Statement No. 333-177923

Dated October 17, 2014

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

Trigger Jump Securities Based on the Performance of the Common Stock of Apple Inc. due October 20, 2016

Principal at Risk Securities

The Trigger Jump Securities are unsecured and unsubordinated obligations of JPMorgan Chase & Co., do not pay interest, do not guarantee the return of any of the principal at maturity and have the terms described in the accompanying product supplement no. 4-I, the prospectus supplement and the prospectus, as supplemented or modified by this document. At maturity, you will receive for each security that you hold an amount in cash or shares of the underlying stock that will vary depending on the performance of the underlying stock, as determined on the valuation date. If the underlying stock is flat or appreciates at all on the valuation date as compared to its closing price on the pricing date, you will receive for each security that you hold at maturity an upside payment of $3.10 per security in addition to the stated principal amount. If the final stock price is less than the initial stock price by no more than 20%, you will receive the principal amount of your securities at maturity. However, if the final stock price is less than the initial stock price by more than 20%, the payment due at maturity will be the cash value (as defined below) or, at our option, a number of shares of the underlying stock, which will be worth significantly less than the stated principal amount of the securities. This amount will be less than $8.00 and could be zero. Accordingly, investors may lose their entire initial investment in the securities. Investors will not participate in any appreciation of the underlying stock above 31%. The Trigger Jump Securities are for investors who are willing to risk their principal and forgo current income in exchange for the upside payment feature that applies to a limited range of the performance of the underlying stock. All payments on the securities are subject to the credit risk of JPMorgan Chase & Co.

FINAL TERMS
Issuer:		JPMorgan Chase & Co.
Underlying stock:		Common stock of Apple Inc.
Aggregate principal amount:		$14,592,220
Payment at maturity:		▪ If the final stock price is greater than or equal to the initial stock price, you will receive at maturity a cash payment per $10 stated principal amount security equal to:

$10 + upside payment

▪  If the final stock price is less than the initial stock price but greater than or equal to the downside threshold, meaning the price of the underlying stock has declined by no more than 20% from the initial stock price:

$10

▪  If the final stock price is less than the downside threshold, meaning the closing price of one share of the underlying stock on the valuation date has declined by more than 20% from the initial stock price, you will receive at maturity:

(i) the cash value or, (ii) at our option, a number of shares of the underlying stock equal to the exchange ratio as of the valuation date

The cash value ( or the value of those shares) will be less than 80% of the stated principal amount of the securities and could be zero.

Upside payment:		$3.10 per security (31% of the stated principal amount)
Cash Value:		An amount in cash equal to the product of (i) the stated principal amount divided by the initial stock price and (ii) the final stock price. The initial stock price (and, therefore, the cash value) is subject to adjustment in the event of certain corporate events affecting the underlying stock
Exchange ratio:		0.10239, which is the stated principal amount divided by the initial stock price, subject to adjustment in the event of certain corporate events affecting the underlying stock
Downside threshold:		$78.136, which is 80% of the initial stock price, subject to adjustment in the event of certain corporate events affecting the underlying stock
Initial stock price:		The closing price of one share of the underlying stock on the pricing date, which was $97.67, divided by the stock adjustment factor
Final stock price:		The closing price of one share of the underlying stock on the valuation date
Stock adjustment factor:		1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock
Stated principal amount:		$10 per security
Issue price:		$10 per security (see “Commissions and issue price” below)
Pricing date:		October 17, 2014
Original issue date (settlement date):		October 22, 2014
Valuation date:		October 17, 2016, subject to postponement in the event of certain market disruption events and as described under “Description of Securities — Postponement of a Determination Date” in the accompanying product supplement no. 4-I
Maturity date:		October 20, 2016, subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity — Notes Linked to a Single Component” in the accompanying product supplement no. 4-I
CUSIP / ISIN:		48127H489 / US48127H4891
Listing:		The securities will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.20(2)	$9.75
$0.05(3)
Total	$14,592,220.00	$364,805.50	$14,227,414.50
(1)	See “Additional Information about the Securities — Use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.20 per $10 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-77 of the accompanying product supplement no. 4-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount security

The estimated value of the securities on the pricing date as determined by JPM was $9.602 per $10 stated principal amount security. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I and “Risk Factors” beginning on page 8 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement no. 4-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. 4-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf

Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Trigger Jump Securities Based on Performance of the Common Stock of Apple Inc. due October 20, 2016

Principal at Risk Securities

Supplemental Terms of the Securities

For purposes of the notes offered by this document, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this document, as set forth in the table below:

Product Supplement Defined Term	Final Terms Defined Term
Notes	Securities
Observation Date	Valuation date
Reference Stock	Underlying stock

The following provisions will apply for purposes of the securities offered by this document:

•	If we deliver shares of the underlying stock to you at maturity, we will pay cash in lieu of delivering any fractional share of the underlying stock in an amount equal to the product of the closing price of the underlying stock on the valuation date multiplied by the fractional amount as determined by the calculation agent.
•	We may designate any of our affiliates to deliver any shares of the underlying stock or any Exchange Property (as defined in “General Terms of Notes — Additional Reference Stock Provisions — B. Reorganization Events — The Exchange Property” of the accompanying product supplement) pursuant to the terms of the Securities, and we will be discharged of any obligation to deliver those shares of the underlying stock or Exchange Property to the extent of such performance by our affiliates. Reference in this document to delivery of shares of the underlying stock or any Exchange Property by us will also include delivery of those shares or Exchange Property by our affiliates.
•	If a Reorganization Event (as defined in “General Terms of Notes — Additional Reference Stock Provisions — Reorganization Events” of the accompanying product supplement) occurs and you would have been entitled to receive the exchange ratio or the cash value thereof at maturity, then for each $10 stated principal amount security, instead of receiving the number of shares of the underlying stock equal to the exchange ratio (or, at our election, the cash value thereof), you will receive Exchange Property (or, at our election, cash) with a value equal to the product of the exchange ratio, as may be adjusted, and the closing price of the Exchange Property on the valuation date.

Investment Summary

The Trigger Jump Securities

The Trigger Jump Securities Based on the Performance of the Common Stock of Apple Inc. due October 20, 2016 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying stock that provides a positive return of 31% if the underlying stock has remained flat or has appreciated at all on the valuation date as compared to its closing price on the pricing date.
▪	To enhance returns and potentially outperform the underlying stock in a moderately bullish scenario.
▪	To obtain limited market downside protection against the loss of principal in the event of a decline of the closing price of the underlying stock as of the valuation date, subject to the credit risk of JPMorgan Chase & Co., but only if the final stock price is greater than or equal to the downside threshold.

If the final stock price is less than the downside threshold, investors will be entitled to receive (i) the cash value or, (ii) at our option, a number of shares of the underlying stock equal to the exchange ratio as of the valuation date. The cash value (or the value of those shares) will be less than 80% of the stated principal amount of the securities and could be zero.

Maturity:	Approximately 24 months
Upside payment:	$3.10 per security (31% of the stated principal amount)
Downside threshold:	80% of the initial stock price
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities
Interest:	None
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Principal at Risk Securities

Key Investment Rationale

This investment offers a positive return of 31% if the underlying stock is flat or appreciates at all on the valuation date as compared to its closing price on the pricing date and provides limited market downside protection against a decline in the underlying stock of up to 20%, subject to the credit risk of JPMorgan Chase & Co. However, if the final stock price is less than the downside threshold, the cash value (or the value of those shares) that investors will receive at maturity will be less than 80% of the stated principal amount of the securities and could be zero.

Upside Scenario	If the final stock price is greater than or equal to the initial stock price, the payment at maturity for each security will be equal to $10 plus the upside payment of $3.10. Investors will not participate in any appreciation of the underlying stock above 31%.
Par Scenario	If the final stock price is less than the initial stock price but is greater than or equal to the downside threshold, which means that the underlying stock has depreciated by no more than 20% from the initial stock price, the payment at maturity will be $10 per security.
Downside Scenario	If the final stock price is less than the downside threshold, which means that the underlying stock has depreciated by more than 20% from the initial stock price, the payment at maturity for each security will be (i) the cash value or, (ii) at our option, a number of shares of the underlying stock equal to the exchange ratio as of the valuation date. The cash value (or the value of those shares) will be less than 80% of the stated principal amount of the securities and could be zero.
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Trigger Jump Securities Based on Performance of the Common Stock of Apple Inc. due October 20, 2016

Principal at Risk Securities

How the Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security
Upside payment:	$3.10 (31% of the stated principal amount) per security)
Downside threshold:	80% of the initial stock price (-20% percent change in the final stock price compared with the initial stock price)

Trigger Jump Securities Payoff Diagram

$10 + $3.10 Upside Payment
The Trigger Jump Securities
The Underlying Stock
$10 Stated Principal Amount
31.00%
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
-60%
-40%
-20%
0%
20%
40%
60%
Payment at Maturity on the Trigger Jump Securities
Percentage Change in the Underlying Stock

How it works

▪	Upside Scenario: If the final stock price is greater than or equal to the initial stock price, the payment at maturity in all cases is equal to and will not exceed the $10 stated principal amount plus the upside payment amount of $3.10. In the payoff diagram, an investor will receive the payment at maturity of $13.10 per security if the final stock price is greater than or equal to the initial stock price.
▪	Par Scenario: If the final stock price is less than the initial stock price, but is greater than or equal to the downside threshold, the investor would receive the $10 stated principal amount per security.
o	For example, if the underlying stock depreciates 5%, investors will receive the $10 stated principal amount.
▪	Downside Scenario: If the final stock price is less than the downside threshold, investors will receive (i) the cash value or, (ii) at our option, a number of shares of the underlying stock equal to the exchange ratio as of the valuation date.
o	For example, if the final stock price declines by 40% from the initial stock price, investors will receive a payment at maturity, whether in cash or shares of the underlying stock equal to the exchange ratio, with a value as of the valuation date that will equal $6.00 per security (60% of the stated principal amount).

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any stated principal amount at maturity. If the final stock price is less than the initial stock price but greater than or equal to the downside threshold, you will receive only the principal amount of $10 per security. If the final stock price is less than the downside threshold, you will receive for each security that you hold at maturity the cash value or, at our option, a number of shares of the underlying stock equal to the exchange ratio as of the valuation date. The cash value (or the value of those shares) on the valuation date will be less than 80% of the stated principal amount and could be zero. Accordingly, you could lose your entire principal amount.
▪	Appreciation potential is fixed and limited. Where the final stock price is greater than or equal to the initial stock price, the appreciation potential of the securities is limited to the fixed upside payment of $3.10 per security (31% of the stated principal amount), even if the final stock price is significantly greater than the initial stock price. See “How the Trigger Jump Securities Work” on page 4 above.
▪	The securities are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
▪	Economic interests of the issuer, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as JPMS’s estimated value. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent has determined the initial stock price and the downside threshold (in each case, subject to adjustments) and will determine the final stock price and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, and any anti-dilution adjustments, may affect the payment to you at maturity. Moreover, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement 4-I for additional information about these risks.
▪	JPMS’s estimated value of the securities is lower than the original issue price (price to public) of the securities. JPMS’s estimated value is only an estimate using several factors. The original issue price of the securities exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee and the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the securities — JPMS’s estimated value of the securities” in this document.
▪	JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates. JPMS’s estimated value of the securities is determined by reference to JPMS’s internal pricing models. This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for securities that are greater than or less than JPMS’s estimated value. In addition,
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Principal at Risk Securities

market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the securities — JPMS’s estimated value of the securities” in this document.

▪	JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you. In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the securities — JPMS’s estimated value of the securities” in this document.
▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Additional Information about the securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the price of one share of the underlying stock, including:
o	any actual or potential change in our creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	secondary market credit spreads for structured debt issuances;
o	the actual and expected volatility in the prices of the underlying stock;
o	the time to maturity of the securities;
o	the dividend rate on the underlying stock;
o	interest and yield rates in the market generally;
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Principal at Risk Securities

o	the occurrence of certain events affecting the issuer of the underlying stock that may or may not require an adjustment to the stock adjustment factor, including a merger or acquisition; and
o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

▪	Investing in the securities is not equivalent to investing in the shares of Apple Inc. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.
▪	The amount payable on the securities is not linked to the value of the underlying stock at any time other than the valuation date. The final stock price will be based on the closing price of one share of the underlying stock on the valuation date, subject to adjustment for non-trading days and certain market disruption events. Even if the price of one share of the underlying stock appreciates prior to the valuation date but then drops to or below the downside threshold by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of one share of the underlying stock prior to such drop. Although the actual price of one share of the underlying stock on the stated maturity date or at other times during the term of the securities may be higher than the final stock price, the payment at maturity will be based solely on the closing price of one share of the underlying stock on the valuation date.
▪	No affiliation with Apple Inc. Apple Inc. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to Apple Inc. in connection with this offering.
▪	We may engage in business with or involving Apple Inc. without regard to your interests. We or our affiliates may presently or from time to time engage in business with Apple Inc. without regard to your interests and thus may acquire non-public information about Apple Inc.. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Apple Inc., which may or may not recommend that investors buy or hold the underlying stock.
▪	The anti-dilution protection for the underlying stock is limited and may be discretionary. The calculation agent will make adjustments to the adjustment factor and other adjustments for certain corporate events affecting the underlying stock. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the securities in making these determinations.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the value of the underlying stock and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could have affected the initial stock price and the downside threshold and, therefore, could potentially increase the price that the final stock price must reach before you receive a payment at maturity that exceeds the issue price of the securities. Additionally, these hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final stock price and, accordingly, the payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.
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▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
▪	The tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the securities, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”). The IRS might not accept, and a court might not uphold, the treatment of the securities described in “Additional Information about the Securities―Additional Provisions―Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.
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Apple Inc. Overview

Apple Inc. designs, manufactures and markets mobile communication and media devices, personal computers and portable digital music players and sells a variety of related software, services, peripherals, networking solutions and third-party digital content and applications. The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Apple Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 000-10030 through the SEC’s website at www.sec.gov. In addition, information regarding Apple Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

Information as of market close on October 17, 2014:

Bloomberg Ticker Symbol:	AAPL	52 Week High (on 9/2/2014):	$103.30
Current Share Price:	$97.67	52 Week Low (on 1/30/2014):	$71.40
52 Weeks Ago (on 10/17/2013):	$72.07

The table below sets forth the published high and low closing prices of, as well as dividends on, the underlying stock for each quarter in the period from January 1, 2009 through October 17, 2014. The closing price of the underlying stock on October 17, 2014 was $97.67. The associated graph shows the closing prices of the underlying stock for each day in the same period. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The closing prices have been adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of the underlying stock has experienced significant fluctuations. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including on the valuation date.

Common Stock of Apple Inc. (CUSIP: 037833100)	High	Low	Dividends
2009
First Quarter	$15.70	$11.17	—
Second Quarter	$20.67	$15.53	—
Third Quarter	$26.59	$19.34	—
Fourth Quarter	$30.23	$25.84	—
2010
First Quarter	$33.69	$27.44	—
Second Quarter	$39.15	$33.69	—
Third Quarter	$41.76	$34.28	—
Fourth Quarter	$46.50	$39.81	—
2011
First Quarter	$51.88	$46.67	—
Second Quarter	$50.43	$45.05	—
Third Quarter	$59.06	$49.04	—
Fourth Quarter	$60.32	$51.94	—
2012
First Quarter	$88.23	$58.75	—
Second Quarter	$90.89	$75.73	—
Third Quarter	$100.30	$82.13	$0.38
Fourth Quarter	$95.92	$72.80	$0.38
2013
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Common Stock of Apple Inc. (CUSIP: 037833100)	High	Low	Dividends
First Quarter	$78.43	$60.01	$0.38
Second Quarter	$66.26	$55.79	$0.44
Third Quarter	$72.53	$58.46	$0.44
Fourth Quarter	$81.44	$68.71	$0.44
2014
First Quarter	$79.62	$71.40	$0.44
Second Quarter	$94.25	$73.99	$0.47
Third Quarter	$103.30	$93.09	$0.47
Fourth Quarter (through October 17, 2014)	$101.02	$96.26	—

We make no representation as to the amount of dividends, if any, that Apple Inc. may pay in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Apple Inc.

The Common Stock of Apple Inc. – Daily Closing Prices January 2, 2009 to October 17, 2014

This document relates only to the securities offered hereby and does not relate to the underlying stock or other securities of Apple Inc. We have derived all disclosures contained in this document regarding the common stock of Apple Inc. from the publicly available documents described in the preceding paragraph, without independent verification. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Apple Inc.. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Apple Inc. is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we priced the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Apple Inc. could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying stock.

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Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1000/100 securities
JPMS’s estimated value of the securities:

JPMS’s estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.” The value of the derivative or derivatives underlying the economic terms of the securities is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates.”

JPMS’s estimated value of the securities is lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors — JPMS’s estimated value of the securities is lower than the original issue price (price to public) of the securities” in this document.

Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by JPMS. See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities. This discussion does not address the U.S. federal income tax consequences of owning or disposing of the underlying stock that you may receive at maturity. You should consult your tax adviser regarding the

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potential U.S. federal tax consequences of owning and disposing of the underlying stock.

Based on current market conditions, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, your securities should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the issue price. If you receive shares of the underlying stock at maturity, you should be deemed to have applied the purchase price of your security toward the purchase of the shares you receive. You should not recognize gain or loss with respect to the receipt of those shares. Instead, your basis in the shares you receive should equal the price you paid to acquire your security, and that basis will be allocated proportionately among the shares (including fractional shares deemed received). Your holding period for the shares of the underlying stock will begin on the day after receipt. With respect to any cash received in lieu of a fractional share of underlying stock, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the tax basis allocable to the fractional share.

However, the IRS or a court may not respect this treatment of the securities described above, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Notwithstanding the discussion under “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Recent Legislation” in the accompanying product supplement, withholding under legislation commonly referred to as “FATCA” may apply to amounts treated as interest paid with respect to the securities, if they are recharacterized as debt instruments.  You should consult your tax adviser regarding the potential application of FATCA to the securities.

Non-U.S. Holders should also note that recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the securities. While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the securities. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations.

Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the securities.

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “How the Trigger Jump Securities Work” in this document for an illustration of the risk-return profile of the securities and “Apple Inc. Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to JPMS’s estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

For purposes of the securities offered by this document, the first and second paragraphs of the section entitled “Use of Proceeds and Hedging” on page PS-48 of the accompanying product supplement no. 4-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. 4-I.
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Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-48 of the accompanying product supplement no. 4-I.

Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the securities offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8- K by us on March 29, 2012.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).
Where you can find more information:

You should read this document together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these securities are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011 and underlying supplement no. 1-I dated November 14, 2011.

This document, together with the documents listed below, contains the terms of the securities, supplements the preliminary terms related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. 4-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf

• Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

• Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

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